Exhibit 10.6

THE BLACK & DECKER
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective as of
January 1, 2008

THE BLACK & DECKER
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

SECTION 1 - DEFINITIONS	1
SECTION 2 - ELIGIBILITY	7
SECTION 3 - RETIREMENT BENEFIT	7
(a) Benefit Percentage	7
(b) Reduction for Early Determination	8
(c) Reduction for Less than 10 Years of Service	8
(d) Benefit Examples	8
SECTION 4 - BENEFIT OFFSETS	8
SECTION 5 - DEATH BENEFITS	9
(a) Eligibility for Death Benefit	9
(b) Spouse’s Death	9
(c) Death Benefit under Accelerated Payment Method	9
SECTION 6 - VESTING	10
(a) General	10
(b) Forfeiture for Cause	10
(c) Clawback	10
(d) Competition and Disclosure of Confidential Information	10
(e) Committee’s Discretion	11
SECTION 7 - ADDITIONAL PROVISIONS CONCERNING BENEFITS	11
(a) Obligation to Inform	11
(b) Currency and Exchange Rates	11
(c) Election of Accelerated Payment Method	12
SECTION 8 - CORPORATION’S OBLIGATIONS ARE UNFUNDED AND UNSECURED	12
SECTION 9 - ALIENATION OR ENCUMBRANCE	13
SECTION 10 - OTHER BENEFITS	13
SECTION 11 - NO GUARANTEE OF EMPLOYMENT	14
SECTION 12 - COOPERATION OF PARTIES	14
SECTION 13 - BENEFIT CLAIMS	14
(a) Claims Procedure	14
(b) Arbitration	15
(c) Attorneys’ Fees	15
SECTION 14 - INCAPACITY	15
SECTION 15 - ADMINISTRATION	16
(a) Committee’s Responsibilities	16

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(b) Plan Interpretation	16
(c) Committee’s Liability and Indemnification	17
(d) Self-Dealing	17
SECTION 16 - AMENDMENTS AND TERMINATION	17
SECTION 17 - SEVERABILITY	18
SECTION 18 - CONSTRUCTION	18
SECTION 19 - CHOICE OF LAW	18
SECTION 20 - PARTIES TO BE BOUND	18

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THE BLACK & DECKER
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Plan provides certain supplemental retirement benefits for selected executive employees of The Black & Decker Corporation and its subsidiaries and affiliates.  This Plan is intended to provide supplemental retirement benefits primarily for a select group of management or highly paid executive employees.  This document amends and fully restates The Black & Decker Supplemental Executive Retirement Plan effective as of January 1, 2008.  The terms of this amended and restated document shall apply to Participants whose Separation from Service occurs on or after January 1, 2008.  The benefits under this Plan with respect to any Participant whose Separation from Service occurred prior to January 1, 2008 shall be determined under the terms of this Plan in effect on the date of such Participant’s Separation from Service without regard to amendments made to this Plan thereafter.

SECTION 1 - Definitions

Each of the following terms in this Plan has the meaning indicated, unless a different meaning is plainly implied by the context:

“Accelerated Payment Method” means one of the methods of payment described in Section 7(c).

“Actuarial Equivalent” means a benefit having the same actuarial value, based on the actuarial assumptions used in calculating benefits under The Black & Decker Pension Plan, and such other reasonable actuarial assumptions and methods that may be adopted by the Committee from time to time, in its sole discretion, for use in determining benefits under this Plan. Notwithstanding the foregoing, in the event a Participant has elected to receive an Accelerated Payment Method, the amount of the lump sum payment or installment payments (including the spouse’s benefit) shall be calculated (A) using (i) an interest rate equal to four and one-half percent (4.5%) and (ii) the 1994 Group Annuity Reserving Table (determined on a unisex basis and projected to 2002, all as described in IRS Revenue Ruling 2001-62); (B) assuming that (i) the Participant will earn no wages subject to the Social Security Act, (ii) the Participant will not further accrue any Other Retirement Benefits after his or her Benefit Determination Date, (iii) the Participant’s retirement benefits under the Social Security Act and all Other Retirement Benefits will begin at the earliest date they are available after the Participant’s Benefit Determination Date, and (iv) the Participant, if married, will elect the form of payment for the Other Retirement Benefits that provides his or her spouse the largest benefit following the Participant’s death; and (C) using such other reasonable actuarial assumptions and methods that may be adopted by the Committee from time to time, in its sole discretion, for this purpose.

“Benefit Determination Date” means the later of the first day of the calendar month coincident with or next following the Participant’s Termination Date or the Participant’s Early Retirement Date.  Notwithstanding the foregoing, if a Participant’s Separation from Service occurs due to Disability prior to the Participant’s Normal Retirement Date, the Participant’s Benefit Determination Date shall mean the Participant’s Normal Retirement Date.

“Black & Decker” means the Corporation and all of its direct and indirect subsidiaries and its affiliates.

                “Board” means the Corporation’s Board of Directors.

“Change in Control of the Corporation” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; (B) during any period of two consecutive years, individuals who at the beginning of that period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board; (C) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation; or (D) the stockholders of the Corporation approve a merger, share exchange or consolidation of the Corporation with any other corporation or entity, other than a merger, share exchange or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Corporation or the surviving entity outstanding immediately after the merger, share exchange or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor to that statute.

“Committee” means the Compensation Committee of the Board.

                “Corporation” means The Black & Decker Corporation, a Maryland corporation.

“Credited Service” means all Benefit Service Credit as defined in and credited to the Participant under The Black & Decker Pension Plan (or that would have been credited for any period of employment by Black & Decker, if the Participant had been eligible to participate in that plan), plus the Participant’s Salary Continuance Period.  Except as credited under The Black & Decker Pension Plan or unless otherwise determined by the Committee in its sole discretion, Credited Service under this Plan shall not include any period of employment with any company during any period when that company was not a subsidiary or affiliate of the Corporation. Credited Service also includes all periods of Disability beginning while the Participant is employed by Black & Decker and continuing as long as the Disability continues up until the Participant’s Normal Retirement Date.

“Disability” means an illness or injury that would cause the Employee to be disabled under the terms of The Black & Decker Disability Plan.

“Early Retirement Date” means the first day of the calendar month coincident with or next following the date upon which the Participant has both attained age 55 and five years of Credited Service; provided, however, that, in the case of a Protected Participant, the Early Retirement Date shall be the first day of the calendar month coincident with or next following the Protected Participant’s 55th birthday regardless of his or her Credited Service.

“Effective Date” means January 1, 2008, the effective date of this amended and restated Plan. This Plan was originally effective as of January 1, 1984.

“Employee” means any person rendering personal services to Black & Decker as an employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Average Pay” means the average monthly amount of the Participant’s Pay for the three years (whether or not consecutive) in which the Participant’s Pay was the highest out of each of the seven-year periods that end on the following dates, whichever seven-year period produces the highest average monthly amount:

(A)	the Participant’s Termination Date;

(B)	if the Participant’s Termination Date is not December 31st of any given year, the December 31st immediately preceding the Participant’s Termination Date;

(C)	the last day of the Participant’s Salary Continuance Period, if applicable;

(D)
if the last day of the Participant’s Salary Continuance Period is not December 31st of any given year, the December 31st immediately preceding the last day of the Participant’s Salary Continuance Period, if applicable;

(E)	in the case of a Protected Participant only, the date of the applicable Change in Control of the Corporation; and

(F)
in the case of a Protected Participant only, if the date of the applicable Change in Control of the Corporation is not December 31st of any given year, the December 31st immediately preceding the date of the applicable Change in Control of the Corporation.

“Normal Retirement Date” means the first day of the calendar month coincident with or next following: (A) the date upon which the Participant attains age 60 and 5 years of Credited Service or, (B) in the case of a Protected Participant, the Participant’s 60th birthday, regardless of his or her Credited Service.

“Other Retirement Benefits” means the amount (actuarially adjusted, as described below) of all retirement, disability income and death benefits, or the like, whether tax-qualified or non-qualified, that the Participant (or, in the case of surviving spouse’s benefit under Section 5, the Participant’s surviving spouse) is entitled to receive in the applicable month under all plans or arrangements provided, maintained or funded by any of the Participant’s employers (whether or not affiliated with Black & Decker), including all Social Security Benefits, but excluding: (A) any portion of those benefits (other than Social Security Benefits) that is attributable to the Participant’s contributions, including salary or other compensation reduction contributions; (B) any death benefits under a life insurance contract; (C) any defined contribution plan, unless that plan is intended to provide the primary source of retirement income (in addition to Social Security Benefits) funded by any employer for the employees at any location covered by that plan; (D) any payments to the Participant made pursuant to an individual written agreement with Black & Decker and as a result of a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets, including, without limitation, a Change in Control of the Corporation; (E) any amounts paid under an individual written agreement with Black & Decker that expressly provides that those amounts are in addition to the benefits under this Plan; and (F) any amount that constitutes Pay. Notwithstanding anything to the contrary, the amount of the Participant’s or spouse’s Other Retirement Benefits in any month shall be increased or decreased so that the amount of those Other Retirement Benefits that offset the monthly benefit payable under this Plan is the Actuarial Equivalent of the Other Retirement Benefits that the Participant or spouse would otherwise have received that month but for the Participant’s or spouse’s election with respect to those Other Retirement Benefits either to (A) accelerate payment to a date that precedes or to defer the payment beyond the earliest date those payments would otherwise have been made, or (B) receive those Other Retirement Benefits in any form of payment other than the form of payment that would have provided the largest monthly benefit to the Participant or spouse, unless, and only to the extent that, the elected form of payment provides death benefits to the Participant’s spouse.

“Participant” means any Employee who qualifies for participation in this Plan, as more particularly described in Section 2.

“Pay” means (A) the actual compensation paid during the relevant period by Black & Decker to the Participant for services as an Employee, including base salary, bonuses, and annual incentive awards, (B) any amounts contributed to any employee benefit plan pursuant to a salary or other compensation reduction agreement with the Participant, and including, for the year of deferral, amounts deferred by the Participant under any nonqualified deferred compensation plan (such as The Black & Decker Supplemental Retirement Savings Plan), (C) salary continuation payments during sick leave and other authorized leaves of absence (other than long-term disability benefits) and (D) the Participant’s Salary Continuance Payments credited as Pay ratably over the Participant’s Salary Continuance Period.  The term “Pay” does not include any (A) amounts paid pursuant to any long-range performance compensation plan, including The Black & Decker Performance Equity Plan, The Black & Decker Long-Term Incentive Plan, and The Black & Decker 2008 Executive Long-Term Incentive/Retention Plan, and The Black & Decker Long-Term Management Compensation Plan; (B) any non-cash remuneration, imputed income, perquisites and other cash or non-cash fringe benefits, such as (but not limited to) reimbursements or allowances for expenses (such as automobile, moving or relocation, country club, financial or tax counseling, tax preparation, overseas housing, educational and similar expense allowances), (C) stock bonuses, income attributable to discount stock purchases, stock options, restricted stock, restricted stock units, dividends, dividend equivalents or stock appreciation rights, (D) any other income attributable to the vesting of restricted property or benefits under any plan or arrangement, and (E) unless specifically included as Pay in the immediately preceding sentence, contributions to or benefits under any employee pension or welfare benefit plan or payments received by a Participant under any non-qualified deferred compensation plan (such as The Black & Decker Supplemental Retirement Savings Plan). For any period during which the Participant is entitled to Credited Service by reason of a Disability, the Participant’s Pay is deemed to continue during that Disability period at a monthly rate equal to 1/12th of (i) the Participant’s base salary (before any salary reduction for contributions to any employee benefit plan pursuant to a salary reduction agreement with the Participant) at the Participant’s annual salary rate in effect at the date that the Disability began, plus (ii) all items (other than base salary and such salary reduction contributions) included in the Participant’s actual Pay during the 12-month period ending on the date that the Disability began.

“Payment Date” means the latest of the Participant’s Benefit Determination Date, the date that is six (6) months and one (1) day after the Participant’s Separation from Service or, if the Participant has elected to defer his or her Payment Date pursuant to Section 7(c), the Payment Date so elected by the Participant; except that (A) the death benefits payable to a Participant’s spouse shall be paid at the date specified in Section 5; and (B) in the case of a Participant whose Separation from Service occurs due to Disability prior to such Participant’s Normal Retirement Date, the Participant’s Payment Date shall be the Participant’s Normal Retirement Date.  Notwithstanding anything to the contrary, if the Committee reasonably determines that the making of any payment to a Participant under this Plan will violate federal securities laws or other applicable law, the Committee may delay a Participant’s Payment Date until the earliest date at which the Committee determines that the making of that payment will not violate those laws.

“Plan” means “The Black & Decker Supplemental Executive Retirement Plan,” as it may be amended from time to time. This document completely amends and restates The Black & Decker Supplemental Executive Retirement Plan originally effective on January 1, 1984, and last amended and restated effective as of January 1, 2005.

“Protected Participant” means a Participant who is an Employee when a Change in Control of the Corporation occurs.

“Salary Continuance Payments” means (A) in the case of a Participant who is a participant in the Salary Continuance Plan, the maximum “Salary Continuance” payments, if any, that the Participant could be entitled to receive under the Salary Continuance Plan; (B) all payments, if any, that are in lieu of future compensation items that would otherwise constitute “Pay” under the terms of this Plan and that the Participant may be entitled to receive under the terms of any individual written agreement with Black & Decker, as a result of the termination of his or her employment with Black & Decker (whether by action of Black & Decker or the Participant); and (C) in the case of a Protected Participant, all payments, if any, that are in lieu of future compensation items that would otherwise constitute “Pay” under the terms of this Plan and that the Protected Participant may be entitled to receive under the terms of any individual agreement between the Participant and Black & Decker as a result of the termination of the Participant’s employment with Black & Decker (whether by action of Black & Decker or the Participant) coincident with or following a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets.  In all cases, a Participant’s entitlement to Salary Continuance Payments and the amount thereof shall be determined at the time specified in the Salary Continuance Plan or other applicable agreement, before any offset for severance pay, vacation pay, salary continuance, notice pay, a termination indemnity or the like or compensation received from a subsequent employer, without regard to whether those payments are made in one lump sum payment or periodically and without regard to the amount of severance or salary continuance that is actually paid to the Participant thereafter.  Notwithstanding the foregoing, Salary Continuance Payments shall not include, for purposes of this Plan only, any compensation items used to calculate the amount of the Salary Continuance Payment under a Participant’s individual written agreement that would not otherwise constitute “Pay” under the terms of this Plan.  For example, if the amount of the Salary Continuance Payments payable under the Participant’s individual agreement is based on the Participant’s annual base salary, annual incentive award, and long-term incentive award, the portion of the Salary Continuance Payment based on the Participant’s long-term incentive award shall be disregarded when calculating the amount of the Salary Continuance Payments under this Plan.

“Salary Continuance Period” means (A) the maximum period with respect to which the Participant’s Salary Continuance Payments are to be measured under the terms of the Salary Continuance Plan or applicable individual written agreement, (B) three (3) years in the case of Salary Continuance Payments payable under that certain employment agreement between the Corporation and Nolan D. Archibald, as amended from time to time, or (C) three (3) years in the case of Salary Continuance Payments payable under the terms of any individual agreement between the Participant and Black & Decker as a result of the termination of the Participant’s employment with Black & Decker (whether by action of Black & Decker or the Participant) coincident with or following a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets.  In any case, the Salary Continuance Period is determined at the effective date of the Participant’s termination of employment with Black & Decker, without regard to the actual period over which those payments may be made and without regard to whether those payments are made in one lump sum payment or periodically.  Notwithstanding anything to the contrary, a Participant’s Salary Continuance Period will be taken into account under this Plan only if the Participant is entitled to Salary Continuance Payments at the effective date of the Participant’s termination of employment with Black & Decker.

“Salary Continuance Plan” means The Black & Decker Executive Salary Continuance Plan, effective May 1, 1995, as amended from time to time, or any salary continuance plan that is a successor to, or replacement for, that plan.

“Separation from Service” means a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code and related guidance and regulations.

“Social Security Benefit” means the retirement, disability income or death benefits under any plan or arrangement that is sponsored, mandated or administered by any government and that provides or would provide retirement or disability income to the Participant and to which any of the Participant’s employers or former employers (whether or not affiliated with Black & Decker) has made contributions on the Participant’s behalf.

“Termination Date” means the date on which the Participant’s Credited Service with Black & Decker terminates.

SECTION 2 - Eligibility

Any management or highly paid executive employee may be selected for participation in this Plan by the Committee or any other committee of the Board designated by the Board for such purpose and will automatically become a Participant on the date designated by that committee. Any Employee who was still employed by Black & Decker and was a Participant in this Plan immediately prior to the Effective Date shall continue as a Participant under this Plan without further action by the Board or any such committee.

SECTION 3 - Retirement Benefit

(a)           Benefit Percentage.  Any Participant whose Termination Date occurs at or after the Participant’s Early Retirement Date or, in the case of a Protected Participant, whose Termination Date occurs at any time, whether before or after his or her Early Retirement Date, is entitled to receive under this Plan a monthly benefit for life beginning on the Participant’s Payment Date that is the Actuarial Equivalent of the monthly benefit that would begin on the first day of the calendar month after the Participant’s Benefit Determination Date and would continue for the Participant’s expected life. The amount of the monthly benefit (before the reductions in Sections 3(b) and 3(c)) is to be equal to:

(A)	50% of Final Average Pay, in the case of a Participant (other than a Protected Participant) who has less than fifteen (15) years of Credited Service; or

(B)	60% of Final Average Pay, in the case of a Participant (other than a Protected Participant) who has at least fifteen (15) years of Credited Service; or

(C)	60% of Final Average Pay, in the case of a Protected Participant (regardless of Credited Service).

(b)           Reduction for Early Determination.  Notwithstanding anything to the contrary, the monthly benefit, as determined under Section 3(a), shall be reduced by one-twelfth (1/12th) of two (2) percentage points of Final Average Pay for each full calendar month by which the Participant’s Benefit Determination Date precedes the Participant’s Normal Retirement Date.

(c)           Reduction for Less than 10 Years of Service.  Notwithstanding anything to the contrary in this Plan, if a Participant (other than a Protected Participant) has less than ten (10) years of Credited Service at the Participant’s Benefit Determination Date, the monthly benefit determined under Section 3(a), as reduced by any reduction required under Section 3(b) and before any offsets under Section 4, is to be multiplied by a fraction, the numerator of which equals the Participant’s years of Credited Service (including fractional years) and the denominator of which equals ten (10) years.  This Section 3(c) shall not apply in the case of a Protected Participant.

(d)           Benefit Examples.  Examples of the monthly benefit (stated as a percentage of Final Average Pay), as determined under this Section 3, are set forth in Schedule I attached to this Plan.

SECTION 4 - Benefit Offsets

Notwithstanding anything to the contrary, the amount of the Participant’s benefit each month, as determined under Section 3 as reduced by any reduction required under Sections 3(b) and 3(c) or the amount of the Participant’s surviving spouse’s monthly benefit under Section 5 is to be further reduced by the Other Retirement Benefits payable to the Participant or spouse during that month.  In the event that the Other Retirement Benefits for any month exceed the monthly benefit payment for that month under this Plan, such excess shall be carried over and added to the Other Retirement Benefits for subsequent months, until such excess is exhausted.  The offsets to the Participant’s or spouse’s benefits under this Section 4 are not to be increased to reflect any increase in Other Retirement Benefits attributable to increases in the cost-of-living after the Other Retirement Benefits commence and no benefit is payable to the Participant or spouse in any month when those Other Retirement Benefits (including carry-overs from prior months) exceed the monthly benefit amount determined under Section 3, as reduced under Sections 3(b) and 3(c), or in the spouse’s case, the benefit determined under Section 5.  Notwithstanding anything to the contrary, if the Participant returns to Credited Service after his or her Payment Date, then the Participant’s benefits under this Plan shall be recomputed at the Participant’s subsequent Separation from Service and shall be reduced by the Actuarial Equivalent of any benefits previously paid under this Plan to the Participant and/or his or her spouse and shall again become payable in accordance with Section 3. The Committee will decide, in its sole discretion, the manner in which these offsets are to be applied.

SECTION 5 - Death Benefits

No benefits under this Plan are payable after the Participant’s death except as otherwise provided in this Section 5.

(a)           Eligibility for Death Benefit.  In the case of a Participant (other than a Protected Participant) who dies before attaining the Early Retirement Date, no benefits under this Plan are payable after the Participant’s death.  In the case of a Participant (other than a Protected Participant) who dies after attaining the Early Retirement Date, except as otherwise provided in Section 5(c), the Participant’s surviving spouse, if any, is entitled to receive the spouse’s death benefit described in Section 5(b).  In the case of any Protected Participant who dies at any time, except as otherwise provided in Section 5(c), the Protected Participant’s surviving spouse, if any, is entitled to receive the spouse’s death benefit described in Section 5(b).  The Participant’s spouse who is entitled to receive the payment(s) under this Section 5 shall be the person, if any, of the opposite sex to whom the Participant is legally married at the Participant’s Payment Date or the Participant’s death, which ever happens first.

(b)           Spouse’s Death Benefit.  The spouse’s death benefit under this Section 5(b) shall be a monthly payment for the spouse’s life beginning on the first day of the calendar month coincident with or immediately following the date of the Participant’s death (or, in the case of a Protected Participant only, the date that would have been the Protected Participant’s 55th birthday, if later than his or her date of death).  The amount of the spouse’s monthly payment shall be equal to (i) one-half (50%) of the monthly benefit (determined under Section 3, but before the offsets under Section 4) that the Participant was receiving or would have been entitled to receive as of the date of the Participant’s death minus (ii) the offsets under Section 4.

(c)           Death Benefit under Accelerated Payment Method. In the event a Participant had validly elected the Accelerated Payment Method and dies before his or her Separation from Service, the Participant’s spouse, if any, shall receive the Actuarial Equivalent of the spouse’s death benefit under Section 5(b), payable in five (5) annual installment payments, if the Participant died before reaching age 65, or in a lump sum payment, if the Participant died on or after his or her 65th birthday, with the payment(s) beginning on the date the spouse’s death benefit would have commenced under Section 5(b).  If the Participant dies before his or her Separation from Service and has no surviving spouse, then no benefit shall be payable to anyone under this Plan with respect to the Participant.  If the Participant dies after his or her Separation from Service but before receiving the lump sum payment or all of the five (5) annual installment payments as elected under Section 7(c), then that lump sum payment or the remaining installment payments shall be paid to the Participant’s spouse or, if the Participant has no surviving spouse, to the Participant’s estate, at the time those payments would have been paid to the Participant. The Participant’s spouse who is entitled to receive the payment(s) under this Section 5(c) shall be the person, if any, of the opposite sex to whom the participant is legally married at the Participant’s death.

SECTION 6 - Vesting

(a)           General.  Except in the case of a Protected Participant, if the Participant’s Termination Date occurs before the Participant attains the Early Retirement Date, the Participant’s (and the surviving spouse’s) right to benefits under this Plan shall be completely forfeited.  In the case of a Protected Participant or his or her surviving spouse, all of the Protected Participant’s right to benefits under this Plan (except the surviving spouse’s right to receive death benefits under Section 5) shall be completely forfeited if the Protected Participant dies before his or her Benefit Determination Date. Except in the case of a Protected Participant and his or her surviving spouse, if this Plan is terminated by the Corporation on or after the Participant attains the Early Retirement Date but before the Participant’s Benefit Determination Date, the Participant shall be entitled to receive the benefits under this Plan commencing at the Participant’s Payment Date in the amount the Participant would have received under this Plan based on the Participant’s Credited Service and Final Average Pay determined at this Plan’s termination date, and the Participant’s surviving spouse shall be entitled to receive the corresponding death benefit pursuant to Section 5. If this Plan is terminated or amended after a Change in Control of the Corporation, each Protected Participant who has not consented in writing to that termination or amendment shall be entitled to receive the benefits, commencing at his or her Payment Date, that is not less than the benefits the Protected Participant would have received if the termination or amendment of this Plan had not occurred and the Protected Participant’s surviving spouse shall be entitled to receive the corresponding death benefit pursuant to Section 5.

(b)           Forfeiture for Cause.  Notwithstanding anything to the contrary, in the case of a Participant other than a Protected Participant, all of the Participant’s (and surviving spouse’s) rights and benefits under this Plan shall be forfeited:

(i)           if the Participant’s employment with Black & Decker is terminated by reason of fraud, misappropriation or intentional material damage to the property or business of Black & Decker; commission of a felony; or the continuance of a willful and repeated failure by the Participant to perform his or her duties after written notice to the Participant specifying such failure; or

(ii)           if, during the period of 24 months beginning on his or her Termination Date, the Participant, without the Corporation’s written consent, enters into competition with Black & Decker or uses or discloses confidential information.

(c)           Clawback.  If, during the period of 24 months beginning on his or her Termination Date, the Participant, without the Corporation’s written consent, enters into competition with Black & Decker or uses or discloses confidential information, the Participant shall immediately repay to the Corporation the full amount of any payments he or she received under this Plan.

(d)           Competition and Disclosure of Confidential Information.  For purposes of this Section 6, the Participant shall be deemed to be in competition with Black & Decker if the Participant, directly or indirectly, solicits as a customer any company that is or was a customer of

Black & Decker during the Participant’s employment, or that is or was a potential customer of Black & Decker with which Black & Decker has made business contacts during the Participant’s employment; provided, however, that the Participant shall not be deemed to be in competition with Black & Decker by soliciting a company as a customer of any business that is not in direct or indirect competition with any of the types of businesses conducted by Black & Decker within any of the same territories as Black & Decker conducts such businesses.  In addition, a Participant will be deemed to be in competition with Black & Decker if the Participant directly or indirectly becomes an owner, officer, director, operator, sole proprietor, partner, joint venturer, contractor or consultant, or participates in or is connected with the ownership, operation, management or control of any company in direct or indirect competition with any of the types of businesses conducted by Black & Decker within any of the same territories as Black & Decker conducts such businesses; provided, however, that the ownership for investment of less than 5 percent (5%) of the outstanding stock of any of the classes of stock issued by a publicly held company shall not be deemed competition with Black & Decker for purposes of this Section 6. The Participant shall be deemed to have disclosed “confidential information” if the Participant uses or fails to preserve as confidential, communicates, or discloses to any person, orally, in writing or by publication, any information, regardless of when, where or how acquired relating to or concerning the affairs of Black & Decker to the actual or potential detriment of Black & Decker; provided, however, that the foregoing obligations shall not apply to information that is or becomes public through no fault of the Participant.

(e)           Committee’s Discretion.  The Committee shall have the absolute right to determine in its sole discretion (i) whether or not a Participant’s employment was terminated as a result of an act described in Section 6(d), and (ii) whether or not a Participant has entered into competition with Black & Decker or has disclosed confidential information so as to cause a forfeiture of the Participant’s benefits hereunder, and the obligation of the Participant to repay any amounts previously received under this Plan in accordance with Section 6(b).

SECTION 7 - Additional Provisions Concerning Benefits

(a)           Obligation to Inform.  The payments under this Plan are conditioned on the agreement of the Participant and the Participant’s spouse (i) to inform the Committee of all retirement, disability, Social Security, death benefit and other benefit payments received or receivable by them that may reduce the Corporation’s obligations to pay benefits under this Plan and (ii) to provide all information about those payments that the Committee may reasonably request from time to time in order to administer this Plan.

(b)           Currency and Exchange Rates.  The benefit payments under this Plan will be calculated in U.S. dollars using the appropriate currency exchange rate selected by the Committee in its sole discretion at the Participant’s Payment Date.  The benefits under this Plan will be paid to the Participant and the Participant’s spouse in any currency designated by the Participant on or before the Participant’s Payment Date (or, if the Participant dies before benefits commence, the currency designated by the spouse), based on the appropriate currency exchange rate (selected by the Committee in its sole discretion) in effect at the Participant’s Payment Date.  Once benefit payments under this Plan have begun, the currency selected by the Participant (or the Participant’s spouse) and the applicable exchange rate may not be changed except to the extent that the Committee, in its sole discretion, may approve a change in order to prevent extreme financial hardship to the Participant or the Participant’s spouse.

(c)           Election of Accelerated Payment Method.  Any Participant who was eligible for and, on or before December 31, 2006, validly elected the Accelerated Payment Method shall receive his or her benefits under this Plan under the Accelerated Payment Method described in paragraphs (i) and (ii) of this Section 7(c).  Any Participant who made the Accelerated Payment Method election on or after February 9, 2006, could, as a part of that election, irrevocably elect to defer his or her Payment Date to any date that is at least six (6) months and one day after the Participant’s Separation from Service but not more than eighteen (18) months after his or her Separation from Service.  Under all circumstances, any Accelerated Payment Method election is irrevocable and shall apply to any benefits that become payable to the Participant and his or her spouse under this Plan.

(i) If the Participant’s Payment Date occurs before his or her 65th birthday, the present value of the Participant’s benefits under this Plan (including the spouse’s benefit) shall be paid to him or her in five (5) equal annual installments that are the Actuarial Equivalent of the Participant’s benefits under this Plan as of the Benefit Determination Date (including any benefits for the Participant’s spouse and after being reduced by the Actuarial Equivalent of all applicable benefit reductions and offsets), which installments shall be payable on the Participant’s Payment Date and the next four successive anniversaries of the Participant’s Payment Date, with those installment payments being calculated taking into account interest from the Benefit Determination Date to the date of the last installment payment at the rate of four and one-half percent (4.5%).

(ii) If the Participant’s Payment Date occurs on or after the Participant’s 65th birthday, the present value of the Participant’s benefits under this Plan (including the spouse’s benefit) shall be paid to him or her at the Payment Date in a lump sum payment that is the Actuarial Equivalent of the Participant’s benefits under this Plan as of the Benefit Determination Date (including any benefits for the Participant’s spouse and after being reduced by the Actuarial Equivalent of all applicable benefit reductions and offsets).

SECTION 8 - Corporation’s Obligations are Unfunded and Unsecured

Except as otherwise required by applicable law, the Corporation’s obligations under this Plan are not required to be funded or secured in any manner; no assets need be placed in trust or in escrow or otherwise physically or legally segregated for the benefit of any Participant; and the eventual payment of the benefits described in this Plan to a Participant or the Participant’s spouse or estate is not required to be secured to the Participant or his or her spouse by the issuance of any negotiable instrument or other evidence of the Corporation’s indebtedness.  Neither a Participant nor the Participant’s spouse is entitled to any property interest, legal or equitable, in any specific asset of the Corporation, and, to the extent that any person acquires any right to receive payments under the provisions of this Plan, that right is intended to be no greater than or to have any preference or priority over the rights of any other unsecured general creditor of the Corporation. However, the Corporation reserves the right, in its sole discretion, to accumulate assets to offset its eventual liabilities under this Plan and physically or legally to segregate assets for the benefit of any Participant or Participant’s spouse (whether by escrow, by trust, by the purchase of an annuity contract or by any other method of funding selected by the Corporation) without liability for any adverse tax consequences resulting to that Participant or that Participant’s spouse from the Corporation’s action, except as otherwise provided in this Section with respect to a Protected Participant and his or her spouse.  Any such segregation of assets may be made with respect to the Corporation’s obligations under this Plan for benefits attributable to an individual Participant, a selected group of Participants or all Participants, as the Corporation may determine from time to time, in its absolute discretion.  Notwithstanding anything to the contrary, in the case of a Protected Participant (or his or her spouse), if the Corporation or any of its affiliates or subsidiaries takes or has taken any action (without the written consent of the Protected Participant or, if the Protected Participant is deceased, his or her spouse) that causes the Protected Participant or the Protected Participant’s spouse to incur income or other taxes with respect to any benefit under this Plan before the date that benefit is payable to the Protected Participant (or his or her spouse), the Corporation shall, within 60 days after a demand therefor is made by the Protected Participant or his or her spouse, reimburse the Protected Participant (or his or her spouse) for the full amount of those income or other taxes as well as for the full amount of the income  or other taxes the Protected Participant (or his or her spouse) will incur with respect to such reimbursement or any subsequent reimbursement hereunder. Benefits under this Plan shall be payable by the Corporation from the Corporation’s general assets and no other company shall have any responsibility or liability under this Plan.  The Corporation’s liabilities under this Plan shall, however, be discharged to the extent of any payment received by the Participant (or the Participant’s surviving spouse) from any other company made for that purpose and on the Corporation’s behalf or for its benefit.

SECTION 9 - Alienation or Encumbrance

No payments, benefits or rights under this Plan shall be subject in any manner to anticipation, sale, transfer, assignment, mortgage, pledge, encumbrance, charge or alienation by a Participant, the Participant’s spouse or any other person who could or might possibly receive benefit payments that were due to the Participant or the Participant’s spouse, but were not paid.  If the Corporation determines that any person entitled to payments under this Plan has become insolvent, bankrupt, or has attempted to anticipate, sell, transfer, assign, mortgage, pledge, encumber, charge or otherwise in any manner alienate any amount payable to that person under this Plan or that there is any danger of any levy, attachment, or other court process or encumbrance on the part of any creditor of that person, against any benefit or other amounts payable to that person, the Corporation may, in its sole discretion and to the extent permitted by law, at any time, withhold any or all such payments or benefits and apply the same for the benefit of that person, in such manner and in such proportion as the Corporation may deem proper.

SECTION 10 - Other Benefits

The provisions of this Plan relate only to the specific benefits described in this Plan and are not intended to affect any other benefits to which a Participant may be entitled as a retiree or former employee of Black & Decker.  Except as provided below in this Section 10, nothing contained in this Plan shall in any manner modify, impair or affect the existing rights or interests of a Participant under any other benefit plan provided by Black & Decker, and the rights and interests of a Participant to any benefits or as a participant or beneficiary in or under any or all such plans shall continue in full force and effect unimpaired, subject nonetheless to the eligibility requirements and other terms of each such plan. This Section shall not be interpreted as modifying in any way the effect that the Participant’s termination of employment and retirement has upon the Participant’s rights under such other plans. The benefits provided under this Plan are not to be applied as an offset against any other retirement or deferred compensation benefits or payments that are otherwise to be provided by Black & Decker to the Participant or the Participant’s beneficiaries; and those benefits or payments are to be calculated first, ignoring this Plan’s existence.  In no event shall any benefits payable under this Plan be treated as salary or other compensation to a Participant for the purpose of computing benefits to which the Participant may be entitled under any other benefit plan of Black & Decker.

SECTION 11 - No Guarantee of Employment

This Plan shall not be construed as conferring any legal rights upon any Participant for continuation of employment, nor shall it interfere with the rights of Black & Decker to discharge a Participant and to treat the Participant without regard to the effect which such treatment might have upon the Participant under this Plan.

SECTION 12 - Cooperation of Parties

Each Participant (and surviving spouse) shall perform any and all reasonable acts and execute any and all reasonable documents and papers that are necessary or desirable for carrying out this Plan or any of its provisions.

SECTION 13 - Benefit Claims

(a)           Claims Procedure.  Any claim by a Participant, a Participant’s spouse or any person claiming on behalf of the Participant or the Participant’s spouse that benefits under this Plan have not been paid in accordance with the terms and conditions of this Plan shall be made in writing and delivered to the Committee at the Corporation’s principal office in the State of Maryland.  The Committee shall notify the claimant if any additional information is needed to process the claim.  All claims shall be approved or denied by the Committee within 90 days of receipt of the claim by the Committee.  If the claim is denied, the Committee shall furnish the claimant with a written notice containing:

(i)  an explanation of the reason for the denial;

(ii)  a specific reference to the applicable provisions of this Plan;

(iii) a description of any additional material or information necessary for the claimant to pursue the claim;

(iv) an explanation of this Plan’s claim review procedure described in this Section 13; and

        (v) a statement of the claimant’s right to arbitration under Section 13(c) following denial of his or her claim.

Within 90 days of receipt of the notice described above, the claimant shall, if further review is desired, file a written request for reconsideration with the Committee.  A request for reconsideration must include an explanation of the grounds for the request and the facts supporting the claim.  So long as the claimant’s request for review is pending, including such 90-day period, the claimant or the claimant’s duly authorized representative may review pertinent documents and may submit issues and comments in writing to the Committee.

A final decision shall be made by the Committee within 60 days of the filing of the request for reconsideration; provided, however, that the Committee, in its discretion, may extend this period up to an additional 60 days.

The decision by the Committee shall be conveyed to the claimant in writing and shall include specific reasons for the decision, with specific references to the applicable provisions of this Plan on which the decision is based.

(b)           Arbitration.  Any dispute or controversy arising in connection with a benefit claim under this Plan, after the claims procedure in Section 13(a) has been exhausted, shall be settled exclusively and finally by arbitration to be conducted in Towson, Maryland before a neutral arbitrator with expertise in employment law, including ERISA, in accordance only with the Employee Benefit Plan Claims Arbitration Rules then in effect of the American Arbitration Association.  The scope of review of the arbitration conducted hereunder shall be limited to whether Black & Decker, the Board or the Committee was arbitrary and capricious in the exercise of its or their discretion pursuant to the terms of this Plan.  The arbitrator appointed hereunder shall have no authority or power to grant any remedy or relief not otherwise contained in this Plan and may grant relief contained in this Plan only if the arbitrator determines that the interpretation or administration of this Plan was in fact arbitrary and capricious.  The arbitrator appointed hereunder shall have no authority to add to, detract from, or modify any term or condition of this Plan.  The arbitrator shall have no authority to grant any relief or remedy other than as called for by the terms of this Plan even if such relief or remedy is otherwise available at law or in equity but for the terms and conditions of this Plan.  Judgment may be entered on the arbitrator’s award in a court of competent jurisdiction in the venue of the arbitration.

(c)           Attorneys’ Fees.  The Corporation shall pay to a Protected Participant or a Protected Participant’s surviving spouse all legal fees and expenses incurred by the Protected Participant or the Protected Participant’s surviving spouse in making a claim for benefits or otherwise in seeking to obtain or enforce any right or benefit provided by this Plan.

SECTION 14 - Incapacity

If a Participant or the Participant’s spouse has become legally incompetent, then the legal guardian, or other legal representative of such Participant’s or spouse’s estate, shall be entitled to act for and represent such incompetent Participant or spouse in all matters and to the same extent as the Participant or spouse could have done but for such incompetency, including but not limited to the receipt of benefits under this Plan.

SECTION 15 - Administration

(a)           Committee’s Responsibilities.  This Plan shall be administered by the Committee, which shall be responsible for all matters affecting the administration of this Plan and, in addition to those responsibilities specified elsewhere in this Plan, shall have the following duties and responsibilities in connection with the administration of this Plan:

(i)           To prepare and enforce such rules, regulations and procedures as shall be proper for the efficient administration of this Plan, such rules, regulations and procedures to apply uniformly to all Participants;

(ii)          To determine all questions arising in the administration, interpretation and application of this Plan, including questions of the status and rights of Participants and any other persons hereunder;

(iii)         To decide any dispute arising hereunder;

(iv)         To correct defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate this Plan;

(v)          To compute the amount of benefits that shall be payable to any Participant or spouse in accordance with the provisions of this Plan and to determine the person or persons to whom such benefits shall be paid;

(vi)         To select the currency conversion or exchange rates to be applied in determining a Participant’s or spouse’s benefits under this Plan, where foreign currencies are involved;

(vii)        To authorize all payments that shall be made pursuant to the provisions of this Plan;

(viii)       To make recommendations to the Corporation’s Board of Directors with respect to proposed amendments to this Plan;

(ix)          To file all reports with government agencies, employees, and other parties as may be required by law, whether such reports are initially the obligation of the Corporation or this Plan; and

(x)           To have all such other powers as may be necessary to discharge its duties hereunder.

(b)           Plan Interpretation.  The Committee shall have the authority to interpret this Plan in its sole and absolute discretion.  The Committee’s interpretation of this Plan and actions in respect of this Plan shall be binding and conclusive on all persons for all purposes, subject only to review by an arbitrator in accordance with the provisions and standards set forth in Section 13(b).  It is intended that this Plan comply with Section 409A of the Code and any regulations or guidance issued thereunder and shall be interpreted accordingly. Notwithstanding the amendment provisions of Section 16, this Plan may be amended by the Board at any time, retroactively if required, if found necessary, in the opinion of the Board, to conform this Plan to the provisions and requirements of Section 409A of the Code. No such amendment shall be considered prejudicial to any interest of a Participant or his or her spouse. Any provision of this Plan not in conformance with Section 409A of the Code shall be void.

(c)           Committee’s Liability and Indemnification.  Neither the Committee nor any person acting on its behalf shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to gross negligence or willful misconduct. In addition to such other rights of indemnification they may have as directors, officers or employees of the Corporation, each member of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which such member may be a party by reason of any action taken or omitted under or in connection with this Plan, and against all amounts paid in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Corporation, or paid by such member in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member is liable for gross negligence or willful misconduct in such member’s duties; provided that within 60 days after the institution of such action, suit or proceeding the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

(d)           Self-Dealing.  If a Participant is also a member of the Committee, the Participant may not vote or act upon matters relating specifically to such member’s participation in this Plan.

SECTION 16 - Amendments and Termination

The Board reserves the right at any time and from time to time to the extent permissible under law, to amend or terminate this Plan, prospectively or retroactively, in whole or in part; provided, however, that no such amendment or termination shall (A) have the effect of accelerating or permitting the acceleration of any payment under this Plan, except to the extent that such acceleration would be permitted under Section 409A of the Code, or (B) without the Participant’s written agreement, reduce or impair (i) the benefits or rights of any Participant (or spouse) whose Benefit Determination Date occurred before the date the amendment is adopted or this Plan is terminated, (ii) the vested benefits and rights of any Participant who is then employed by Black & Decker or (iii) the right of any Protected Participant and/or his or her surviving spouse to receive benefits under this Plan determined as if that Plan termination or amendment had not occurred.  Any amendment or termination shall be adopted by resolution of the Board.

SECTION 17 - Severability

If any provision of this Plan shall be held void or unenforceable, the remaining provisions of this Plan shall remain in full force and effect; provided, however, that in interpreting this Plan, such void or unenforceable provision shall be replaced with an effective and legally permissible provision, the effect of which shall be identical to, or as close as reasonably possible to, the effect of the original provision.

SECTION 18 - Construction

Any use of the singular shall include the plural, and vice versa, as may be appropriate. Titles, captions or paragraph headings contained in this Plan are for purposes of convenience and reference only, and shall not operate to define or modify the text to which they relate.

SECTION 19 - Choice of Law

This Plan, and the respective rights and duties of the Corporation and all persons thereunder, shall in all respect be governed by and construed under the laws of the State of Maryland, except to the extent, if any, that those laws may have been pre-empted by federal law.  This Plan is intended to be a “pension plan” within the meaning of Section 3(2)(A) of ERISA, which is exempt from Parts 2, 3 and 4 of ERISA by virtue of Sections 201(2), 301(a)(3) and 401(a)(1) thereof, respectively, and is not designed to meet the requirements of Section 401(a) of the Code.

SECTION 20 - Parties to be Bound

The provisions of this Plan shall be binding upon, and shall inure to the benefit of the Corporation, its successors and assigns, and each Participant and the Participant’s spouse and estate.

Originally adopted January 30, 1984
Amendment and Restatement adopted February 18, 1993
Amendment and Restatement adopted July 20, 1995
Amendment and Restatement adopted February 14, 1996
Amendment and Restatement adopted October 15, 1998
Amendment and Restatement adopted February 11, 1999
Amendment and Restatement adopted April 27, 2004
Amendment and Restatement adopted October 14, 2005
Amendment and Restatement adopted February 9, 2006
Amendment and Restatement adopted October 16, 2008

THE BLACK & DECKER SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SCHEDULE I - EXAMPLES OF MONTHLY BENEFIT AMOUNTS*
STATED AS A PERCENTAGE OF FINAL AVERAGE PAY

PARTICIPANTS (OTHER THAN PROTECTED PARTICIPANTS)

YEARS OF CREDITED SERVICE	BENEFIT DETERMINATION DATE**
	AGE 55	AGE 56	AGE 57	AGE 58	AGE 59	AGE 60 OR MORE
Less than 5	0%	0%	0%	0%	0%	0%
5	20%	21%	22%	23%	24%	25%
6	24%	25.2%	26.4%	27.6%	28.8%	30%
7	28%	29.4%	30.8%	32.2%	33.6%	35%
8	32%	33.6%	35.2%	36.8%	38.4%	40%
9	36%	37.8%	39.6%	41.4%	43.2%	45%
10	40%	42%	44%	46%	48%	50%
11	40%	42%	44%	46%	48%	50%
12	40%	42%	44%	46%	48%	50%
13	40%	42%	44%	46%	48%	50%
14	40%	42%	44%	46%	48%	50%
15 or more	50%	52%	54%	56%	58%	60%

PROTECTED PARTICIPANTS

YEARS OF CREDITED SERVICE	BENEFIT DETERMINATION DATE**
	AGE 55	AGE 56	AGE 57	AGE 58	AGE 59	AGE 60 OR MORE
1	50%	52%	54%	56%	58%	60%
2	50%	52%	54%	56%	58%	60%
3	50%	52%	54%	56%	58%	60%
4	50%	52%	54%	56%	58%	60%
5	50%	52%	54%	56%	58%	60%
6	50%	52%	54%	56%	58%	60%
7	50%	52%	54%	56%	58%	60%
8	50%	52%	54%	56%	58%	60%
9	50%	52%	54%	56%	58%	60%
10	50%	52%	54%	56%	58%	60%
11	50%	52%	54%	56%	58%	60%
12	50%	52%	54%	56%	58%	60%
13	50%	52%	54%	56%	58%	60%
14	50%	52%	54%	56%	58%	60%
15 or more	50%	52%	54%	56%	58%	60%

*Calculated before application of benefit offsets under Section 4, but after application of the early retirement reduction (for all Participants) and the reduction for less than 10 years of Credited Service (for Participants other than Protected Participants), in Sections 3(b) and 3(c), respectively.

**The examples assume that the Participant’s Normal Retirement Date is age 60.